Exhibit 99.B(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING BALANCED PORTFOLIO, INC.

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of daily net assets)
ING Balanced Portfolio	0.50%